Exhibit 99.1

               CARDIODYNAMICS COMMENCES LANDMARK PREVENT-HF TRIAL
                  DESIGNED BY LEADING HEART FAILURE SPECIALISTS

           STUDY AIMED AT INCLUSION OF ICG IN HEART FAILURE GUIDELINES

    SAN DIEGO, March 5 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) impedance cardiography (ICG) technology, today announced commencement of the PREVENT-HF trial, a multinational randomized controlled trial evaluating whether serial BioZ monitoring in chronic heart failure management will delay or prevent heart failure-related hospitalizations compared to standard clinical care. PREVENT- HF is the follow-on trial to the Company's PREDICT trial, which was published in June 2006 in the Journal of the American College of Cardiology (JACC). PREDICT demonstrated that when compared to standard assessment tools, a single "BioZ Score" was an independent and powerful predictor of near-term heart failure events (emergency department visit, hospitalization, or death). The BioZ Score is a proprietary algorithm comprised of select BioZ parameters and consists of a single value between zero and ten, with a higher number associated with a greater risk for a heart failure event. In PREDICT, patient visits with a high-risk BioZ Score were over eight times more likely to experience a major heart failure event than those with a low-risk BioZ Score. The PREVENT-HF trial is designed to use the predictive ability of the BioZ Score to demonstrate the value of using ICG data to guide treatment decisions and reduce hospitalizations for heart failure patients.

    PREVENT-HF will be conducted at up to 35 experienced investigative centers from the United States, Canada, and Europe. Patients will be enrolled after a hospitalization for heart failure and randomized to either a standard clinical care group or a group using BioZ testing in addition to standard clinical care. Each patient will be seen in a heart failure clinic monthly for a minimum of six months, and up to a maximum of 12 months. Should the BioZ indicate that the patient is at high risk (a value between 7 and 10 or increased by three or more from the previous visit), the clinician will be required to change the patient's therapeutic regimen in an attempt to reduce the risk of hospitalization. A Clinical Events Committee will evaluate all events during the trial and determine whether they are heart failure-related. Patient enrollment has commenced, and the study will be completed when a total of 212 heart failure-related hospitalizations have occurred, which is expected to require enrollment of approximately 500 patients.

    Milton Packer, M.D., Chair, Department of Clinical Sciences at the University of Texas Southwestern Medical Center in Dallas, will serve as the principal investigator of the PREVENT-HF trial. Dr. Packer is one of the world's leading experts in the treatment of heart failure and has been instrumental in the introduction of a number of new treatments. He is the author of more than 200 papers and serves on the editorial boards of numerous major medical journals. Dr. Packer is also a primary consultant to the National Institutes of Health (NIH) and the Food and Drug Administration (FDA) on the management of heart failure and on matters related to cardiovascular research, drug development, and health care policy. Dr. Packer stated, "Physicians treating heart failure patients are in need of a simple and real- time prognostic tool that helps them indicate which patient is at greatest risk for hospitalization. The PREDICT results suggest that when performed at regular intervals in stable patients with chronic heart failure, BioZ testing can identify patients at increased near-term risk of recurrent decompensation. The PREVENT-HF trial is one of the largest trials ever undertaken in device- guided management of heart failure. If the trial is positive, it would make a strong case for inclusion of BioZ testing into heart failure management guidelines."

    "There are five million Americans currently suffering from heart failure and 550,000 new cases of heart failure diagnosed each year. Heart failure is the number one reason elderly patients are admitted to the hospital in the United States, and the management of heart failure costs the U.S. Healthcare System $30 billion each year," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "We have long believed that ICG has an important role in the reduction of the escalating U.S. healthcare costs. The commencement of the PREVENT-HF trial is a significant and ongoing indication of the Company's commitment to scientific research and confidence that the BioZ's powerful predictive ability will translate into improved outcomes for heart failure patients and substantial healthcare savings. We are also excited that the PREVENT-HF trial was designed and supported by leading heart failure specialists. If positive, we believe the trial has strong potential to propel ICG into the heart failure guidelines. This would make ICG an essential component of treating heart failure patients and help us to fulfill our mission of making ICG a cardiovascular standard of care."

    Members of the PREVENT-HF trial leadership committees are:

    Executive Committee

    Milton Packer, MD, FACC, University of Texas Southwestern Medical Center,
     Dallas, TX (Principal Investigator)
    William T. Abraham, MD, FACC, Ohio State University Heart Center,
     Columbus, OH
    Barry M. Massie, MD, FACC, University of California San Francisco,
     VA Medical Center, San Francisco, CA
    Mandeep R. Mehra, MD, FACC, University of Maryland School of Medicine,
     Baltimore, MD
    Clyde W. Yancy, MD, FACC, Baylor Heart and Vascular Institute,
     Baylor University Medical Center, Dallas, TX

    Clinical Events Committee

    John R. Teerlink, MD, FACC, University of California San Francisco,
     VA Medical Center, San Francisco, CA (Chair)
    Mark E. Dunlap, MD, FACC, MetroHealth Medical Center, Cleveland, OH
    J. Thomas Heywood, MD, FACC, Scripps Clinic, San Diego, CA
    Michel White, MD, FACC, Montreal Heart Institute, Montreal, Canada Kiran K. Khush, MD, FACC, University of California San Francisco,
     VA Medical Center, San Francisco, CA (Chair)

    Data Safety Monitoring Board

    David Naftel, PhD, University of Alabama, Birmingham, AL
    Christopher M. O'Connor, MD, FACC, Duke University Medical Center,
     Durham, NC

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products and medical device electrodes. The Company's BioZ(R) ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential future guideline inclusion, completion and positive results of clinical studies, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ(R) product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-                             03/05/2007
    /CONTACT: Rhonda Rhyne, President of CardioDynamics, +1-800-778-4825, Ext. 1013, rrhyne@cardiodynamics.com/
    /Web site:  http://www.cdic.com /